Exhibit 99.1

VistaGen Therapeutics Receives Notice of Allowance for Japanese Patent regarding Methods of Production for AV-101

South San Francisco, CA (May 2, 2018) – VistaGen Therapeutics, Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company developing new generation medicines for depression and other central nervous system (CNS) disorders, today announced that the Japanese Patent Office (JPO) has issued a Notice of Allowance for a patent related to certain methods of production for AV-101, the Company’s oral CNS drug candidate. VistaGen’s ongoing Phase 2 clinical study of AV-101, the ELEVATE study, is designed to evaluate the efficacy and safety of oral AV-101 as a new adjunctive treatment of Major Depressive Disorder in patients with an inadequate response to current antidepressants that have been approved by the U.S. Food and Drug Administration (FDA).

“This patent will be the Japanese counterpart to U.S. Patent No. 9,834,801 granted to us by the U.S. Patent and Trademark Office (USPTO) in December 2017, and European Patent Application 14770640 for which we received a Notice of Intention to Grant from the European Patent Office (EPO) in April 2018,” stated Shawn Singh, Chief Executive Officer of VistaGen. “We are pleased that our international intellectual property protection for AV-101 now includes Japan. We look forward to expanding our AV-101 patent portfolio in Japan in a manner similar to recent expansions in both the U.S. and Europe earlier this year.”

About AV-101

AV-101 is an oral N-methyl-D-aspartate (NMDA) receptor glycine B (GlyB) antagonist in Phase 2 clinical development in the United States. ELEVATE, VistaGen’s ongoing Phase 2, randomized, double-blind, multi-center, placebo-controlled clinical trial, is designed to evaluate the efficacy and safety of adjunctive use of oral AV-101 for Major Depressive Disorder (MDD) in patients with an inadequate response to standard antidepressant therapy with either an FDA-approved selective serotonin reuptake inhibitor (SSRI) or serotonin norepinephrine reuptake inhibitor (SNRI).

AV-101 belongs to a new generation of investigational medicines in neuropsychiatry known as glutamate receptor modulators having the potential to treat MDD faster than current FDA-approved SSRIs and SNRIs. AV-101’s mechanism of action (MOA) is fundamentally different from all current FDA-approved SSRIs and SNRIs for depression, most of which, if effective, take many weeks to achieve therapeutic benefits. AV-101 targets glutamate, the most prevalent neurotransmitter in the brain. AV-101 inhibits NMDA receptor activity, activates AMPA pathways and has the potential to achieve ketamine-like antidepressant effects with an oral drug candidate for at-home use that does not cause ketamine’s side effects and safety concerns. AV-101 may also have the potential to treat neuropathic pain, epilepsy, Parkinson's disease levodopa-induced dyskinesia, suicidal ideation and other CNS diseases and disorders where modulation of the NMDA receptors and activation of AMPA pathways may achieve therapeutic benefits. The FDA has granted Fast Track designation to AV-101 for development as a potential adjunctive treatment of MDD.

About VistaGen

VistaGen Therapeutics, Inc. (NASDAQ: VTGN) is a clinical-stage biopharmaceutical company developing new generation medicines for depression and other CNS diseases and disorders. VistaGen’s lead CNS product candidate, AV-101, is an oral NMDA receptor GlyB antagonist in Phase 2 clinical development in the United States, initially as a new adjunctive treatment of MDD in patients with an inadequate response to current FDA-approved antidepressants.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Various statements in this release concerning VistaGen's future expectations, plans and prospects, including without limitation, our expectations regarding development of AV-101, the potential of AV-101 for the treatment of MDD and various other CNS diseases and disorders and our intellectual property and commercial protection of AV-101 constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are neither promises nor guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Among these risks is the possibility that we may encounter unexpected adverse events in patients in our ELEVATE study that cause us to discontinue further development of AV-101; we may not be able to successfully demonstrate the safety and efficacy of AV-101 at each stage of clinical development; success in preclinical studies or in early-stage clinical trials may not be repeated or observed in ongoing or future AV-101 studies, and ongoing or future preclinical and clinical results may not support further development of AV-101 or be sufficient to gain regulatory approval to market AV-101; decisions or actions of regulatory agencies may negatively affect the progress of the ELEVATE study or the initiation, timing and progress of future AV-101 clinical trials, and our ability to proceed with further clinical studies or to obtain marketing approval; we may not be able to obtain or maintain adequate intellectual property protection and other forms of marketing and data exclusivity for AV-101; we may not have access to or be able to secure substantial additional capital to support our operations, including clinical development of AV-101 activities described above; and we may encounter technical and other unexpected hurdles in the manufacturing and development of AV-101 or other product candidates, as well as those risks more fully discussed in the section entitled "Risk Factors" in our most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Company Contact

Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact:

Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: VistaGen@KCSA.com

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